PUTNAM INVESTMENT FUNDS
MANAGEMENT CONTRACT

      This Management Contract is dated as of February 27, 2014 between PUTNAM INVESTMENT FUNDS, a Massachusetts business trust
(the Fund), and PUTNAM INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the Manager).

      In consideration of the mutual covenants herein contained, it is agreed as follows:

1. 	SERVICES TO BE RENDERED BY MANAGER TO FUND.

      (a) 	The Manager, at its expense, will furnish continuously
an investment program for the Fund or, in the case of a Fund that has divided its shares into two or more series under
Section 18(f)(2) of the Investment Company Act of 1940, as amended (the 1940 Act), each series of the Fund identified from time to time on Schedule A to this Contract (each reference in this Contract to a Fund or to the Fund is also deemed to be a reference to any existing series of the Fund, as appropriate in the particular context), will determine what investments will be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested and will, on behalf of the Fund, make changes in such investments.
Subject always to the control of the Trustees of the Fund and except for the functions carried out by the officers and personnel referred to in Section 1(d), the Manager will also manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto. In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and By-Laws of the Fund and the stated investment objectives, policies and restrictions of the Fund, will use its best efforts to safeguard and promote the welfare of the Fund and to comply with other policies which the Trustees may from time to time determine and will exercise the same care and diligence expected of the Trustees.

      (b) 	The Manager, at its expense, except as such expense is
paid by the Fund as provided in Section 1(d), will furnish (1) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully; (2) suitable office space for the Fund; and (3) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the affairs of the Fund, including determination of the net asset value of the Fund, but excluding shareholder accounting services. Except as otherwise provided in Section 1(d), the Manager will pay the compensation, if any, of the officers of the Fund.

      (c) 	The Manager, at its expense, will place all orders for
the purchase and sale of portfolio investments for the Funds account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager will use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Manager, bearing in mind the Funds best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Fund may determine, the Manager will not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Managers overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion. The Manager agrees that in connection with purchases or sales of portfolio investments for the Funds account, neither the Manager nor any officer, director, employee or agent of the Manager shall act as a principal or receive any commission other than as provided in
Section 3.

      (d) 	The Fund will pay or reimburse the Manager for the
compensation in whole or in part of such officers of the Fund and persons assisting them as may be determined from time to time by the Trustees of the Fund. The Fund will also pay or reimburse the Manager for all or part of the cost of suitable office space, utilities, support services and equipment attributable to such officers and persons as may be determined in each case by the Trustees of the Fund. The Fund will pay the fees, if any, of the Trustees of the Fund.

      (e) 	The Manager will not be obligated to pay any expenses
of or for the Fund not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3.

      (f) 	Subject to the prior approval of a majority of the
Trustees, including a majority of the Trustees who are not interested persons and, to the extent required by the 1940 Act and the rules and regulations under the 1940 Act, subject to any applicable guidance or interpretation of the Securities and Exchange Commission or its staff, by the shareholders of the Fund, the Manager may, from time to time, delegate to a sub-adviser or sub-administrator any of the Managers duties under this Contract, including the management of all or a portion of the assets being managed. In all instances, however, the Manager must oversee the provision of delegated services, the Manager must bear the separate costs of employing any sub-adviser or sub-administrator, and no delegation will relieve the Manager of any of its obligations under this Contract.

2. 	OTHER AGREEMENTS, ETC.

      It is understood that any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Fund. It is also understood that the Manager and any person controlled by or under common control with the Manager may have advisory, management, service or other contracts with other organizations and persons and may have other interests and business.

3. 	COMPENSATION TO BE PAID BY THE FUND TO THE MANAGER.

      The Fund will pay to the Manager as compensation for the Managers services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to paragraphs (a),
(b), and (c) of Section 1, a Base Fee, computed and paid monthly on the Average Net Assets of the Fund at the annual rates set forth on Schedule B attached to this Contract, as from time to time amended, subject to adjustment as set forth on Schedule C attached to this Contract, as from time to time amended. The Funds Average Net Assets means the average of all of the determinations of the Funds net asset value at the close of business on each business day during each period for which such computation is made. The Base Fee, as adjusted, is payable for each month within 15 days after the close of the month.

      The fees payable by the Fund to the Manager pursuant to this Section 3 will be reduced by any commissions, fees, brokerage or similar payments received by the Manager or any affiliated person of the Manager in connection with the purchase and sale of portfolio investments of the Fund, less any direct expenses approved by the Trustees incurred by the Manager or any affiliated person of the Manager in connection with obtaining such payments.

      In the event that expenses of the Fund for any fiscal year exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund are qualified for offer or sale, the compensation due the Manager for such fiscal year will be reduced by the amount of excess by a reduction or refund thereof. In the event that the expenses of the Fund exceed any expense limitation which the Manager may, by written notice to the Fund, voluntarily declare to be effective subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager will be reduced, and if necessary, the Manager will assume expenses of the Fund, to the extent required by the terms and conditions of such expense limitation.

      If the Manager serves for less than the whole of a month, the foregoing compensation will be prorated.

4. 	ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS
CONTRACT.

      This Contract will automatically terminate, without the payment of any penalty, in the event of its assignment, provided that no delegation of responsibilities by the Manager pursuant to Section 1(f) will be deemed to constitute an assignment. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Contract is effective until approved in a manner consistent with the 1940 Act, the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.

5. 	EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

      This Contract is effective upon its execution and will remain in full force and effect as to a Fund continuously thereafter (unless terminated automatically as set forth in Section 4 or terminated in accordance with the following paragraph) through June 30, 2014, and will continue in effect from year to year thereafter so long as its continuance is approved at least annually by (i) the Trustees, or the shareholders by the affirmative vote of a majority of the outstanding shares of the respective Fund, and (ii) a majority of the Trustees who are not interested persons of the Fund or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval.

      Either party hereto may at any time terminate this Contract as to a Fund by not less than 60 days written notice delivered or mailed by registered mail, postage prepaid, to the other party. Action with respect to a Fund may be taken either (i) by vote of a majority of the Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of the respective Fund.

      Termination of this Contract pursuant to this Section 5 will be without the payment of any penalty.

6. 	CERTAIN DEFINITIONS.

      For the purposes of this Contract, the affirmative vote of a majority of the outstanding shares of a Fund means the affirmative vote, at a duly called and held meeting of shareholders of the respective Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting, whichever is less.

      For the purposes of this Contract, the terms affiliated person, control, interested person and assignment have their respective meanings defined in the 1940 Act, subject, however, to the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff; the term approve at least annually will be construed in a manner consistent with the 1940 Act and the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff; and the term brokerage and research services has the meaning given in the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934 and under any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.

7. 	NON-LIABILITY OF MANAGER.

      In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder.

8. 	LIMITATION OF LIABILITY OF THE TRUSTEES, OFFICERS, AND
SHAREHOLDERS.

      A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the respective Fund.

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      IN WITNESS WHEREOF, PUTNAM INVESTMENT FUNDS and PUTNAM
INVESTMENT MANAGEMENT, LLC have each caused this instrument to be signed on its behalf by its President or a Vice President thereunto duly authorized, all as of the day and year first above written.





PUTNAM INVESTMENT FUNDS, on behalf of
the
 series listed on Schedule A




By:	/s/ Jonathan S. Horwitz

	Jonathan S. Horwitz

	Executive Vice President, Principal
Executive Officer, and Compliance
Liaison



PUTNAM INVESTMENT MANAGEMENT, LLC




By:	/s/ James P. Pappas

	James P. Pappas

	Director of Trustee Relations and
Authorized Person






Schedule A


Putnam Growth Opportunities Fund
Putnam International Capital Opportunities Fund
Putnam International Growth Fund












Schedule B

Putnam Growth Opportunities Fund

Base Fee:
0.710% of the first $5 billion of Total Open-End Mutual Fund
Average Net Assets;
0.660% of the next $5 billion of Total Open-End Mutual Fund
Average Net Assets;
0.610% of the next $10 billion of Total Open-End Mutual Fund
Average Net Assets;
0.560% of the next $10 billion of Total Open-End Mutual Fund
Average Net Assets;
0.510% of the next $50 billion of Total Open-End Mutual Fund
Average Net Assets;
0.490% of the next $50 billion of Total Open-End Mutual Fund
Average Net Assets;
0.480% of the next $100 billion of Total Open-End Mutual Fund
Average Net Assets;
0.475% of any excess thereafter.

Benchmark: Russell 1000 Growth Index
Maximum Annualized Performance Adjustment Rate: 0.12%
Minimum Annualized Performance Adjustment Rate: -0.12%

Putnam International Capital Opportunities Fund

Base Fee:
1.080% of the first $5 billion of Total Open-End Mutual Fund
Average Net Assets;
1.030% of the next $5 billion of Total Open-End Mutual Fund
Average Net Assets;
0.980% of the next $10 billion of Total Open-End Mutual Fund
Average Net Assets;
0.930% of the next $10 billion of Total Open-End Mutual Fund
Average Net Assets;
0.880% of the next $50 billion of Total Open-End Mutual Fund
Average Net Assets;
0.860% of the next $50 billion of Total Open-End Mutual Fund
Average Net Assets;
0.850% of the next $100 billion of Total Open-End Mutual Fund
Average Net Assets;
0.845% of any excess thereafter.

Benchmark: S&P Developed/Ex-U.S. SmallCap Index
Maximum Annualized Performance Adjustment Rate: 0.21%
Minimum Annualized Performance Adjustment Rate: -0.21%

Putnam International Growth Fund

Base Fee:
1.080% of the first $5 billion of Total Open-End Mutual Fund
Average Net Assets;
1.030% of the next $5 billion of Total Open-End Mutual Fund
Average Net Assets;
0.980% of the next $10 billion of Total Open-End Mutual Fund
Average Net Assets;
0.930% of the next $10 billion of Total Open-End Mutual Fund
Average Net Assets;
0.880% of the next $50 billion of Total Open-End Mutual Fund
Average Net Assets;
0.860% of the next $50 billion of Total Open-End Mutual Fund
Average Net Assets;
0.850% of the next $100 billion of Total Open-End Mutual Fund
Average Net Assets;
0.845% of any excess thereafter.





Benchmark: Morgan Stanley Capital International (MSCI) EAFE
Growth Index (Net Dividends)

Maximum Annualized Performance Adjustment Rate: 0.21%

Minimum Annualized Performance Adjustment Rate: -0.21%

Total Open-End Mutual Fund Average Net Assets means the average of all of the determinations of the aggregate net assets of all open-end funds sponsored by Putnam Management (excluding the net assets of such funds investing in, or invested in by, other such funds, such as Putnam RetirementReady Funds and Putnam Money Market Liquidity Fund, to the extent necessary to avoid double-counting of such net assets) at the close of business on each business day during each month while the Management Contract is in effect.


















Schedule C

The Funds Base Fee computed in accordance with Schedule B will be adjusted, on a monthly basis, upward or downward, as the case may be, by an amount computed by applying the Performance
Adjustment Rate to the Average Net Assets of the Fund for the Performance Period and dividing the result by twelve.

Performance Period. The Performance Period is equal to the shorter of (i) the period from January 1, 2010 to the end of the month for which the fee adjustment is being computed or (ii) the thirty-six month period then ended.

Performance Adjustment Rate. The Performance Adjustment Rate is equal to the product of 0.03 multiplied by the difference, positive or negative, obtained by subtracting (i) the Investment Record of the Benchmark for the Performance Period from (ii) the Investment Performance of the Measuring Class for the Performance Period; provided that the Performance Adjustment Rate for the Fund may not exceed the Maximum Performance Adjustment Rate set forth on Schedule B or be less than the Minimum Performance Adjustment Rate set forth on Schedule B.

Investment Performance and Investment Record. These terms are used as defined in Rule 205-1 under the Investment Advisers Act of 1940, as amended, and shall each be computed on an annualized basis for any Performance Period greater than one year.

Benchmark. The Funds initial Benchmark is set forth in Schedule
B. If the Trustees determine that another appropriate index of securities prices should be substituted as the Benchmark, the Trustees may determine, with the consent of the Manager, to use such other appropriate index of securities prices for purposes of this Schedule C (the Replacement Benchmark) without shareholder approval, unless shareholder approval of the change is otherwise required by applicable law. Any Replacement Benchmark will be applied prospectively to determine the amount of the Performance Adjustment. The Benchmark will continue to be used to determine the amount of the Performance Adjustment for that part of the Performance Period prior to the effective date of the Replacement Benchmark.

Measuring Class. The Measuring Class of shares of the Fund initially is Class A shares of the Fund. If the Trustees determine that a different class of shares of the Fund is the most appropriate for use in calculating the Performance Adjustment, the Trustees may change, with the consent of the Manager, the class of shares used as the Measuring Class without shareholder approval, unless shareholder approval of such change is otherwise required by applicable law. If a different class of shares (Replacement Measuring Class) is substituted in calculating the Performance Adjustment, the use of that Replacement Measuring Class of shares for purposes of calculating the Performance Adjustment may apply to the entire Performance Period so long as the Replacement Measuring Class was outstanding at the beginning of such period. If the Replacement Measuring Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which the Replacement Measuring Class was outstanding and any previous portion of the Performance Period will be calculated using the Measuring Class.

Notwithstanding any other provisions in this Schedule C, the computation of the Performance Adjustment Rate, the Investment Performance of the Measuring Class and the Investment Record of the Benchmark will be made in accordance with the Investment Advisers Act of 1940, as amended, and any applicable rules thereunder.




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